Exhibit 10.8

Contribution Agreement

March 1, 2023

AiXin Life International, Inc.

Hongxing International Business Building 2

14th FL

No. 69 Qingyun South Ave.

Jinjiang District

Chengdu City, Sichuan Province

China

Gentlemen:

After giving effect to the reverse stock split of the common stock, par value $0.0001 per share (the “Common Stock”), of AiXin Life International, Inc. (“AiXin”) effected in February 2023, I am the owner of 14,534,676 shares of Common Stock.

AiXin has filed a registration statement with respect to a proposed public offering of shares of its Common Stock to be underwritten by Network 1 Financial Securities, Inc. (the “Registration Statement”). AiXin will incur significant expenses in attempting to consummate the proposed offering and given the shares of Common Stock I will own upon consummation of such offering, I will benefit from such expenditures. As an inducement to AiXin to continue its effort to complete the proposed offering, for no consideration other than the expenses referred to in the immediately preceding sentence, I hereby agree to contribute seven million (7,000,000) shares of the Common Stock of the Company effective upon the effectiveness of the Registration Statement.

For the avoidance of doubt, upon effectiveness of the Registration Statement and without further action by me or AiXin, the number of shares of Common Stock owned by me shall be reduced by seven million (7,000,000). Further, I shall execute and deliver such instruments as shall be deemed necessary or appropriate to confirm the cancellation of seven million (7,000,000) of the shares owned by me immediately prior to effectiveness of the Registration Statement.

This letter agreement shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

/s/ Quanzhong Lin
Quanzhong Lin

Accepted as of the date set forth above.
AiXin Life International, Inc.

By:	/s/ Tianfeng Li
Tianfeng Li
Chief Financial Officer